Exhibit 16.1

May 19, 2011

Securities and Exchange Commission
450 Fifth Street,
NW Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by China Jo-Jo Drugstores, Inc. in Item 4.01 of its Form 8-K/A dated May 19, 2011, captioned “Changes in Registrant’s Certifying Accountant.”  We have no basis to agree or disagree with the other statements contained therein.

/s/ Frazer Frost

135 South State College Boulevard, Suite 300 | Brea, California 92821 | 714.990.1040 | frazerfrost.com
Los Angeles and Visalia, CA | Little Rock and Fayetteville, AR | Raleigh, NC

FRAZER FROST, LLP is an independent firm associated with Moore Stephens International Limited.